EX-99.(o)


                                    RESTATED

               MULTIPLE CLASS EXPENSE ALLOCATION PLAN (THE "PLAN")
                      ADOPTED PURSUANT TO RULE 18F-3 UNDER
                       THE INVESTMENT COMPANY ACT OF 1940

      WHEREAS, Quaker Investment Trust, an unincorporated association of the type commonly known as a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, the Trust is authorized to (i) issue shares of beneficial interest (the "Shares") in separate series (each a "Fund" and together the "Funds"), with the Shares of each such Fund representing the interests in a separate portfolio of securities and other assets, and (ii) divide the Shares within each such Fund into two or more classes (each a "Class" and together the "Classes"); and

      WHEREAS, the Trust has established four Classes of Shares designated as the Institutional Class, Class A, Class B and Class C Shares; and

      WHEREAS, the Trust offers one or more Classes of Shares in the Funds which are identified on Schedule A, attached hereto and incorporated herein, which Schedule A may be amended from time to time by the Trust; and

      WHEREAS, the Board of Trustees as a whole and the Trustees who are not interested persons of the Trust (as defined in the Act) (the "Independent Trustees"), having determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each Class of Shares of each Fund and of the Trust as a whole, have accordingly approved this Plan.

      NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

CLASS DIFFERENCES. Each Class of shares of a Fund shall represent interests in the same portfolio of investments of the Fund and shall be identical in all respects, except that:

            each Class will have a different class name (or other designation) that identifies the Class as separate from any other class;

            each Class will separately bear any distribution fees ("Distribution Fees") in connection with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan") and will separately bear any other shareholder service fees ("Service Fees") that are made under any service plan, which may or may not be adopted pursuant to Rule 12b-1 under the 1940 Act, and which may or may not be part of the Rule 12b-1 Plan; and


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            shareholders of the Class will have exclusive voting rights regarding the Rule 12b-1 Plan and any servicing plan or agreement, if separate, relating to such Class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that Class differ from the interests of any other Class.

CLASS ATTRIBUTES

      CLASS A SHARES. Class A Shares are sold at net asset value and subject to the initial sales charge schedule or contingent deferred sales charge and minimum purchase requirements as set forth in the Funds' prospectus. Class A Shares are subject to Distribution Fees and Service Fees calculated as a stated percentage of the net assets attributable to Class A Shares under the Trust's Class A Rule 12b-1 Plan as set forth in such Plan. Class A Shares do not have a conversion feature.

      CLASS B SHARES. Class B Shares are sold at net asset value per share without the imposition of an initial sales charge. However, Class B Shares redeemed within a specified number of years of purchase will be subject to a contingent deferred sales charge (CDSC) as set forth in the Funds' prospectus, unless a waiver described in the prospectus is applicable. Class B Shares are sold subject to the minimum and maximum purchase requirements set forth in the Funds' prospectus. Class B Shares are sold subject to Distribution Fees and Service Fees calculated as a stated percentage of the net assets attributable to the Trust's Class B Shares under the Trust's Class B Rule 12b-1 Plan as set forth in such Plan.

      When redeeming shares, unless the shareholder has made a specific election otherwise, shares not subject to a CDSC are redeemed first, then shares that have been held the longest.

      Class B Shares will automatically convert to Class A Shares of the respective Fund once the economic equivalent of the applicable sales charge is recovered by the Fund, except as provided in the Funds' prospectus. Such conversion will occur at the relative net asset value per share of each Class without the imposition of any sales charge, fee or other charge.

      For purposes of converting Class B Shares to Class A Shares, the initial purchase date for Class B Shares acquired through (i) reinvestment of dividends on Class B Shares or (ii) exchange from another Fund in the Company will be deemed to be the date on which the original Class B Shares were purchased.

      CLASS C SHARES. Class C Shares are sold at net asset value per share without the imposition of an initial sales charge. However, Class C Shares redeemed within a specified number of months of purchase will be subject to a contingent deferred sales charge as set forth in the Funds' prospectus, unless a waiver described in the prospectus is applicable. Class C Shares are sold subject to the minimum and maximum purchase requirements set forth in the Funds' prospectus. Class C Shares are sold subject to Distribution Fees and Service Fees calculated as a stated percentage of the net assets attributable to the Trust's Class C Shares under the Trust's Class C Rule 12b-1 Plan as set forth in such Plan. Class C Shares do not have a conversion feature.

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      INSTITUTIONAL CLASS. Institutional Class Shares are sold at net asset value per share without the imposition of an initial or contingent deferred sales charge. Institutional Class Shares are sold subject to the minimum and maximum purchase requirements set forth in the Funds' prospectus. Institutional Class Shares are not sold subject to any Distribution Fees or Service Fees. Institutional Class Shares do not have a conversion feature.

ALLOCATION OF EXPENSES

      Distribution Fees relating to each Class of shares associated with any Rule 12b-1 Plan or any Service Fees relating to each Class of shares are (or will be) borne exclusively by that Class. All other expenses shall be allocated such that each Class shall bear proportionately all other expenses incurred by a Fund based on the relative net assets attributable to each such Class.

ALLOCATION OF INCOME, GAINS AND LOSSES

      Except to the extent provided in the following sentence, each Fund will allocate income and realized and unrealized capital gains and losses to a Class based on the relative net asset of each Class.

WAIVER OF FEES AND REIMBURSEMENT OF EXPENSES

      A Fund's adviser, sub-adviser, underwriter or any other provider of services to the Funds may waive fees payable by, or reimburse expenses of, a Class, to the extent that such fees and expenses are payable, or have been paid, to the provider, and have been allocated solely to that Class as a Class expense. Such provider may also waive fees payable, or reimburse expenses paid, by all Classes in a Fund to the extent such fees and expenses have been allocated to such Classes in accordance with relative net assets.

EXCHANGE PRIVILEGES

      Exchanges of shares shall be permitted between Funds as follows:

            Shares of a Fund generally may be exchanged for shares of the same Class of another Fund or, where so provided for in the Fund's prospectus, subject to such exceptions and such terms and limitations as are disclosed in the Fund's prospectus.

            Shares of a Fund generally may not be exchanged for shares of a different Class of that Fund or another Fund subject to such exceptions and such terms and limitations as are disclosed in the Fund 's prospectus.

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            Depending upon the Fund from which and into which an exchange is being made and when the shares were purchased, shares being acquired in an exchange may be acquired at their offering price, at their net asset value or by paying the difference in sales charges, as disclosed in the Fund 's prospectus.

TERMS AND TERMINATION

      INITIAL FUND. This Plan shall become effective with respect to each Fund identified on Schedule A as of the later of (i) the date on which a Registration Statement becomes effective under the Securities Act of 1993, as amended, or
(ii) the date on which any Class of the Fund commences offering its Shares to the public, and shall continue in effect with respect to such Class of Shares (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c).

      ADDITIONAL FUNDS OR CLASSES. This Plan shall become effective with respect to any Class of a Fund established by the Trust after the date this Plan was adopted upon commencement of the initial public offering thereof, provided that the Plan has previously been approved with respect to such additional Fund or Class by votes of a majority of both (i) the Board of Trustees of the Trust and
(ii) the Independent Trustees. This Plan shall continue in effect with respect to each such additional Fund or Class until terminated in accordance with the provisions of Section 4(c) hereof.

      TERMINATION. This Plan may be terminated at any time with respect to the Trust or any Fund or Class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Independent Trustees. This Plan may remain in effect with respect to a Fund or Class of the Trust even if it has been terminated in accordance with this Section 4(c) with respect to any other Fund or Class of Shares of the Trust.

SEVERABILITY

      This Plan is severable as to each Fund. The Board of Trustees may amend this Plan on behalf of one or more funds, in which case a new Plan would be adopted in respect of any such Fund. In such event, this Plan would remain in full force and effect as to all other Funds.

AMENDMENTS

      No material amendment to the Plan shall be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in section 7(b).

Last Amended: ___________________